UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
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Exchange Act of 1934 (Amendment No. )
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Thor Industries, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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THOR INDUSTRIES, INC.
419 West Pike Street • Jackson Center, Ohio 45334-0629
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
December 4, 2007
The 2007 Annual Meeting of Stockholders of Thor Industries, Inc. (the “Company”) will be held at 230 Park Avenue, Suite 618, New York, N.Y., on December 4, 2007, at 1:00 p.m., local time, for the purpose of considering and voting upon the following:
(1)	the election of three directors;

(2)	such other business as may properly come before the meeting or any adjournment of the meeting.
Stockholders of record at the close of business on October 17, 2007 will be entitled to notice and to vote at the meeting. A list of such stockholders will be available for examination by any stockholder for any purpose germane to the meeting, during normal business hours, at the office of the Company for a period of ten days prior to the meeting.
WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN
AND RETURN YOUR PROXY CARD AS SOON AS POSSIBLE.

By Order of the Board of Directors, Walter L. Bennett Secretary

October 30, 2007

THOR INDUSTRIES, INC.
419 West Pike Street • Jackson Center, Ohio 45334-0629
Proxy Statement
This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Thor Industries, Inc. (the “Company”) for use at the 2007 Annual Meeting of Stockholders to be held at 230 Park Avenue, Suite 618, New York City, on December 4, 2007, at 1:00 p.m., local time (the “Meeting”), and any adjournment thereof. The cost of such solicitation is being borne by the Company. This proxy statement and the accompanying form of proxy are being sent to stockholders on or about October 30, 2007.
Representatives of Deloitte & Touche, LLP, the Company’s principal independent registered public accounting firm, will be present at the Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to any stockholder questions that may be asked.
Voting by Stockholders
A proxy in the form accompanying this proxy statement that is properly executed, duly returned to the Company and not revoked prior to the Meeting will be voted in accordance with the instructions contained therein. If no instructions are given with respect to the proposals to be voted upon, proxies will be voted in favor of such proposals. Each proxy may be revoked by a stockholder at any time until exercised by giving written notice to the Secretary of the Company, by voting in person at the Meeting, or by submitting a later-dated proxy.
The Common Stock of the Company constitutes its only outstanding security entitled to vote on the matters to be voted upon at this meeting. Each share of Common Stock entitles the holder to one vote. Only stockholders of record at the close of business on October 17, 2007 are entitled to notice of and to vote at the Meeting or any adjournment thereof. As of that date, 55,864,329 shares of Common Stock were outstanding. The presence, in person or by proxy, of the holders of a majority of all the issued and outstanding Common Stock is necessary to constitute a quorum at the Meeting. Abstentions and broker non-votes (i.e., shares held by a broker for its customers that are not voted because the broker does not receive instructions from the customer or because the broker does not have discretionary voting power with respect to the item under consideration) will be counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.
In accordance with the By-laws of the Company and the Delaware General Corporation Law, a plurality of the votes duly cast is required for the election of directors. Under the Delaware General Corporation Law, although abstentions and broker non-votes are deemed to be present for the purpose of determining whether a quorum is present at a meeting, abstentions and broker non-votes are not deemed to be votes duly cast. As a result, abstentions and broker non-votes will not be included in the tabulation of voting results with respect to Proposal #1, and therefore will have no impact on the voting on such proposal.
A copy of the Company’s Annual Report for the fiscal year ended July 31, 2007 (“fiscal 2007”) is being sent to each stockholder of record. The Annual Report is not to be considered a part of this proxy soliciting material.
Proposal #1 – Election of Directors
The Company’s By-laws provide that the Board of Directors may set the number of directors at no less than one (1) and no more than fifteen (15). The Board of Directors of the Company currently consists of eight directors who are divided into three classes. Wade F. B. Thompson and Jan H. Suwinski currently serve as Class A Directors; their terms expire in 2008. H. Coleman Davis, III, Peter B. Orthwein and William C. Tomson currently serve as Class B directors; their terms expire in 2007. Neil D. Chrisman, Alan Siegel and Geoffrey A. Thompson currently serve as Class C directors; their terms expire in 2009.
In accordance with the Certificate of Incorporation of the Company, as amended, H. Coleman Davis, III, Peter B. Orthwein and William C. Tomson have been nominated to stand for election as Class B directors. The Company’s Nominating and Corporate Governance Committee has proposed these nominations. If elected, Messrs. Davis, Orthwein and Tomson will serve on the board until the annual meeting in 2010 and until their successors are duly elected and qualified.
The persons named in the enclosed proxy intend to vote FOR the election of the nominees listed below. In the event that a nominee becomes unavailable for election (a situation the Company’s management does not now anticipate), the shares represented by proxies will be voted, unless authority is withheld, for such other persons as may be designated by the Nominating and Corporate Governance Committee.
The nominees, as set forth below, are now directors of the Company and have continuously served in such capacity since their first election or appointment to the Board.

			First Year
Nominee	Age	Principal Occupation	as Director
H. Coleman Davis, III	58	Chairman of Keystone RV Company	2004

Peter B. Orthwein	62	Vice Chairman and Treasurer of Thor	1980

William C. Tomson	71	Vice Chairman of Board Member, Inc.	1988
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE ABOVE NOMINEES.
Business Experience of Directors and Executive Officers
Wade F. B. Thompson, age 67, has been the President and Chief Executive Officer and a Director of the Company since its founding in 1980. He currently serves as Chairman, President, Chief Executive Officer and Director of the Company. Mr. Thompson is not related to Geoffrey A. Thompson.
Peter B. Orthwein, age 62, has served as Treasurer and a Director of the Company since its founding in 1980. He currently serves as Vice Chairman, Treasurer and Director of the Company.
Walter L. Bennett, age 61, has been with the Company and its predecessor since July 1977. He became Vice President, Finance, of Airstream, Inc., in September 1980; Vice President, Finance, of the Company in September 1983; Chief Administrative Officer/Secretary of the Company in November 1985; Senior Vice President of the Company in February, 1989; Chief Financial Officer of the Company in March 1999 and Executive Vice President of the Company in January 2004.
Richard E. Riegel, III, age 41, has been with the Company since May 1998. Mr. Riegel was appointed as Chief Operating Officer of the Company in October 2007 and from August 2005 to October 2007 served as Group President. From 1998 through April 2002, Mr. Riegel served as Vice President, Corporate Development of the Company, and from April 2002 through August 2005, he served as President and CEO of Airstream, Inc. Mr. Riegel is the son-in-law of Wade F. B. Thompson.
H. Coleman Davis, III, age 58, who was appointed as a Director in January 2004, is the founder of Keystone RV Company and served as its Chief Executive Officer and Chairman during its five year history prior to Thor’s acquisition of Keystone in November 2001. Mr. Davis serves as Chairman of Keystone and served as Chief Operating Officer of the Company from March 2007 to October 2007.
Neil D. Chrisman, age 70, who was appointed as a Director in July 1999, is a retired Managing Director of J. P. Morgan & Co. Mr. Chrisman retired from J. P. Morgan in 1993.
Alan Siegel, age 72, who became a Director in September 1983, is a retired partner of the law firm of Akin Gump Strauss Hauer & Feld LLP. Mr. Siegel is also a Director of The Wet Seal, Inc. and Ermenegildo Zegna Corporation.
Jan H. Suwinski, age 66, who was appointed as a Director in July 1999, has been a Professor of Business Operations at the Samuel Curtis Johnson Graduate School of Management, Cornell University since July 1996. From 1990 to 1996, Mr. Suwinski was Executive Vice President, Opto Electronics Group

at Corning, Incorporated and Chairman of Siecor, a Siemens/Corning joint venture. Mr. Suwinski is a Director of Tellabs, Inc. and Ohio Casualty Group.
Geoffrey A. Thompson, age 67, who was appointed as a Director in September 2003, has been a partner at Palisades Advisors, LLC, a private equity firm, since January 2004. From 1998 to 2004 Mr. Thompson served as an independent business consultant. From 1995 to 1998, he served as a principal at Kohlberg & Company. He retired as Chief Executive Officer of Marine Midland Banks, Inc. in 1992. Mr. Thompson is a Director of Guardian Trust Company and Stoneleigh Partners Acquisition Corp. Mr. Thompson is not related to Wade F. B. Thompson.
William C. Tomson, age 71, who became a Director in June 1988, is the Vice Chairman of Board Member, Inc. Mr. Tomson has been with the firm since 1995. Board Member, Inc. publishes Bank Director and Corporate Board Member magazines.
Executive officers serve at the discretion of the Company.
Board of Directors, Committees and Attendance at Meetings
The Board of Directors has the responsibility for establishing broad corporate policies and for the overall management of the business of the Company. Members of the Board are kept informed of the Company’s performance by various reports sent to them at regular intervals by management, as well as by operating and financial reports presented by management at Board meetings.
It is the Company’s policy that directors attend all Board meetings and the annual meeting of stockholders, unless excused by the Chairman. All elected directors were in attendance at the 2006 Annual Meeting of Stockholders.
The Board has three committees with the principal functions described below. The charters of each of these committees are posted on our website at www.thorindustries.com.
Audit Committee
The Company has a separately-designated standing Audit Committee established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The principal functions of the Audit Committee are to recommend engagement of the Company’s independent public accountants and to maintain communications among the Board of Directors, such independent public accountants and the Company’s internal accounting staff with respect to accounting and auditing procedures, the implementation of recommendations by such independent accountants, the adequacy of the Company’s internal controls and related matters. During fiscal 2007, the Audit Committee had private meetings with the Chief Financial Officer, the Internal Audit Director and the outside audit partners. The Board of Directors has determined that Geoffrey A. Thompson, a member of the committee, is an “audit committee financial expert” as defined in Section 407 of the Sarbanes-Oxley Act of 2002. A copy of the Audit Committee Charter, as revised on October 11, 2005 by the Board of Directors, is available on the Company’s website at www.thorindustries.com and is available in print to any stockholder who requests it.
Compensation Committee
The principal functions of the Compensation Committee are to establish executive compensation policies and guiding principles; review and approve the compensation of the Chief Executive Officer and the other executive officers; evaluate the design of compensation and benefit programs; and review all components of compensation for independent directors. The Compensation Committee also acts as administrator under the Company’s 2006 Equity Incentive Plan and the Company’s Select Executive Incentive Plan (“SEIP”) and oversees the Company’s Management Incentive Plan. In its capacity as administrator of the 2006 Equity Incentive Plan, the Compensation Committee grants options and restricted stock, determines which employees and other individuals performing substantial service for the Company may be granted options and/or restricted stock, and determines the rights and limitations attendant to options and restricted stock granted under these plans. In its capacity as administrator under the SEIP, the Compensation Committee awards supplemental deferred compensation to eligible employees in amounts determined by the Committee. A copy of the Compensation Committee Charter is available on the Company’s website at www.thorindustries.com and is available in print to any stockholder who requests it.

Nominating and Corporate Governance Committee
The principal functions of the Nominating and Corporate Governance Committee are to address all matters of corporate governance; evaluate qualifications and candidates for positions on the Board of Directors; evaluate the performance of the Chief Executive Officer and the Board of Directors; review succession plans and senior management performance; establish criteria for selecting new directors, nominees for Board membership and the positions of Chairman and Chief Executive Officer; and to determine whether a director should be invited to stand for re-election. The committee evaluates candidates on, among other things, possession of such knowledge, experience, skills, expertise and diversity as may enhance the Board’s ability to manage and direct the affairs and business of the Company, and as applicable, the satisfaction of any independence requirements imposed by law, regulation, the NYSE and the Company’s Corporate Governance Guidelines. The Nominating and Corporate Governance Committee does not have a formal process for identifying director candidates. Copies of the Charter of the Nominating and Corporate Governance Committee and the Company’s Corporate Governance Guidelines are available on the Company’s website at www.thorindustries.com and are available in print to any stockholder who requests them.
The Board does not consider stockholder nominations of director candidates because it believes that this is not an efficient or effective means of identifying qualified individuals. In addition, the Board has a long history of being able to attract and maintain a membership with the variety of skills necessary to properly oversee the affairs of the Corporation.
Membership of Committees
The following table summarizes the current membership of the Board of Directors and each of its committees.

Nominating
and
Corporate
		Audit	Compensation	Governance
	Board	Committee	Committee	Committee
Wade F. B. Thompson	Chairman
Peter B. Orthwein	Vice Chairman
H. Coleman Davis	X
Neil D. Chrisman	X	X
Alan Siegel	X			Chair
Jan H. Suwinski	X	Chair
Geoffrey A. Thompson	Lead Director	X	X
William C. Tomson	X		Chair	X
The Board of Directors has affirmatively determined, by resolution of the Board of Directors as a whole, that the following directors have no direct or indirect material relationship with the Company and satisfy the requirements to be considered “independent” in accordance with the rules of the New York Stock Exchange and the Company’s Director Independence Standards which are set forth on Appendix A to the Proxy Statement: Messrs. Neil D. Chrisman, Alan Siegel, Jan H. Suwinski, Geoffrey A. Thompson and William C. Tomson. As a result, each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee is comprised entirely of independent directors, as determined by the Board.
Board and Committee Meetings
The Board of Directors as a whole met in person, by telephone or took action by unanimous written consent 10 times during fiscal 2007. The Audit Committee met in person or by telephone 30 times during fiscal 2007. The Compensation Committee met in person or by telephone 10 times during fiscal 2007. The Nominating and Corporate Governance Committee met in person or by telephone 4 times in fiscal 2007.

Each of the directors attended all meetings of the Board of Directors and the respective Board committees on which they served during fiscal 2007.
In addition, regularly scheduled meetings of the non-management directors are held four times each year. A non-management director is chosen to preside at each of these meetings on a rotating basis.
Stockholder Communications
Although the Company has not to date developed formal processes by which stockholders may communicate directly to directors, it believes that the informal process, in which any communication sent to the Board of Directors in care of the Company is forwarded to the Board, has served the Board’s and its stockholders’ needs. Until any other procedures are developed, any communications to the Board should be sent to it in care of the Secretary of the Company.
Any communications from interested parties directed toward non-management directors specifically may be sent to Alan Siegel, one of the Company’s non-management directors, who forwards any such communications to each of the other non-management directors that, in the opinion of Mr. Siegel, deal with the functions of the Board of Directors or the committees thereof or that he otherwise determines require their attention. Mr. Siegel’s address for this purpose is c/o Thor Industries, Inc., 419 West Pike St., Jackson Center, OH 45334.
Code of Ethics
The Company has adopted a written code of ethics, the “Thor Industries, Inc. Business Ethics Policy,” which is applicable to all directors, officers and employees of the Company, including the Company’s principal executive officer, principal financial officer, principal accounting officer or controller and other executive officers identified in this proxy statement who perform similar functions (collectively, the “Selected Officers”). A copy of the code of ethics has been posted on the Company’s website and is available in print to any stockholder who requests it. The Company intends to disclose any changes in or waivers from its code of ethics applicable to any Selected Officer on its website or by filing a Form 8-K with the Securities and Exchange Commission.
Ownership of Common Stock
The following table sets forth information as of September 28, 2007 with respect to the beneficial ownership, as defined in Rule 13(d) under the Exchange Act, of the Company’s Common Stock by (i) each person known by the Company to beneficially own, as defined in Rule 13d-3 under the Exchange Act, 5% or more of the outstanding Common Stock; (ii) each director of the Company; (iii) each executive officer (or former executive officer) of the Company named in the Summary Compensation Table below; and (iv) all executive officers and directors of the Company as a group. As of September 28, 2007, there were 55,846,329 shares of Common Stock issued and outstanding.

	Beneficial Ownership (1)
Name and Address of Beneficial Owner	Number of Shares		Percent
Wade F. B. Thompson	16,420,470		29.4%
419 West Pike Street Jackson Center, Ohio 45334-0629

Peter B. Orthwein	2,563,300	(2)	4.6%
419 West Pike Street Jackson Center, Ohio 45334-0629

Richard E. Riegel, III	549,124	(3)	*
419 West Pike Street Jackson Center, Ohio 45334-0629

Walter L. Bennett	46,425	(4)	*
419 West Pike Street Jackson Center, Ohio 45334-0629

H. Coleman Davis, III	546,666		*
419 West Pike Street Jackson Center, Ohio 45334-0629

Ted J. Bartus	4,000	(5)	*
419 West Pike Street Jackson Center, Ohio 45334-0629

Neil D. Chrisman	31,334	(6)	*
419 West Pike Street Jackson Center, Ohio 45334-0629

Alan Siegel	6,667	(7)	*
419 West Pike Street Jackson Center, Ohio 45334-0629

Jan H. Suwinski	51,333	(8)	*
419 West Pike Street Jackson Center, Ohio 45334-0629

Geoffrey A. Thompson	15,733	(9)	*
419 West Pike Street Jackson Center, Ohio 45334-0629

William C. Tomson	62,333	(10)	*
419 West Pike Street Jackson Center, Ohio 45334-0629

Royce & Associates, LLC	5,869,900	(11)	10.5%
82 Devonshire Street Boston, MA 02109

All directors and executive officers as a group (ten persons)	20,293,385	(12)	36.2%

*	less than 1%.

(1)	Except as otherwise indicated, the persons in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2)	Includes 60,600 shares owned by Mr. Orthwein’s wife, 124,000 shares owned of record by a trust for the benefit of Mr. Orthwein’s children, of which Mr. Orthwein is a trustee, 30,000 shares owned of record by a trust for the benefit of Mr. Orthwein’s half brother, of which Mr. Orthwein is a trustee, 154,800 shares of record owned by Mr. Orthwein’s minor children for which Mrs. Orthwein acts as custodian, 320,000 shares owned of record by the Orthwein Investment Group D, L.P., in which Mr. Orthwein has a 0.51% economic interest but a 51% general partnership interest and 125,000 shares held by a charitable annuity trust of which Mr. and Mrs. Orthwein are the sole trustees. Also includes 269,600 shares owned by Mr. Orthwein directly that are pledged as security.

(3)	Includes 3,800 non-vested restricted shares issued under the Restricted Stock Plan and options to acquire 28,000 shares issued under the 1999 Stock Option Plan. Also includes 508,212 shares owned by Mr. Riegel’s wife, and 3,000 shares of record owned by Mr. Riegel’s minor children for whom Mr. Riegel acts as custodian.

(4)	Includes 9,000 non-vested restricted shares issued under the Restricted Stock Plan and options to acquire 15,225 shares issued under the 1999 Stock Option Plan.

(5)	Consists of options to acquire 4,000 shares issued under the 1999 Stock Option Plan.

(6)	Includes options to acquire 27,334 shares issued under the 1999 Stock Option Plan.

(7)	Includes options to acquire 6,667 shares issued under the 1999 Stock Option Plan.

(8)	Includes options to acquire 41,333 shares issued under the 1999 Stock Option Plan.

(9)	Includes options to acquire 13,333 shares issued under the 1999 Stock Option Plan.

(10)	Includes options to acquire 43,333 shares issued under the 1999 Stock Option Plan.

(11)	The number of shares shown for Royce & Associates is based on a Schedule 13G filed on July 3, 2007.

(12)	Includes 175,225 shares issuable under stock options which are currently exercisable or will become exercisable within 60 days from September 28, 2007.

Executive Compensation
Compensation Discussion and Analysis
Our Compensation Philosophy and Objectives
Our compensation structure focuses on cash compensation tied to current performance. We have focused on cash compensation because we believe it has been the most important factor underlying our success in attracting, motivating and retaining executive officers and other management throughout our 28 year history. We expect our emphasis on cash compensation to continue in the future. Although we have not awarded long-term incentive compensation to our executive officers in the last three years, we would consider providing long-term incentive compensation, including equity awards, to the extent it would help us to attract, motivate and retain such persons more so than cash compensation.
The Company consists of a corporate parent, Thor Industries, Inc., and several operating subsidiaries. Most executive officers of the corporate parent, including Messrs. Wade F. B. Thompson, Peter B. Orthwein and Richard E. Riegel, III, receive low fixed salaries in addition to discretionary cash bonuses relating to the profitability of the Company, which are reviewed and approved by the Compensation Committee. Mr. Davis, Chairman of Keystone RV Company (“Keystone”) and Chief Operating Officer of the Company from March 2007 to October 2007, receives a low fixed salary in addition to a cash bonus based on the profitability of Keystone.
The management of each operating subsidiary is provided with incentive based cash compensation through the Company’s Management Incentive Plan (“MIP”), which provides for an annual bonus pool equal to a percentage of their operating subsidiary’s pre-tax profits in excess of a threshold established by the Company’s Chief Executive Officer. Pre-tax profits of an operating subsidiary are determined by reference to the income statement of the operating subsidiary after deducting an interest factor based on the amount of capital, if any, utilized by the operating subsidiary during the fiscal year. We believe that we have been successful in attracting, motivating and retaining management of our operating subsidiaries in large part due to our policy of providing cash compensation based upon the profitability of our operating subsidiaries.
For management of operating subsidiaries and executive officers, pre-tax profits has been chosen as the relevant performance measure because it is a key metric used by management to direct and measure the Company’s business performance. Moreover, we believe that pre-tax profits measures are clearly understood by both our employees and stockholders, and that incremental growth in pre-tax profits leads to the creation of long-term stockholder value. Therefore, the performance compensation programs employed by the Company historically have used pre-tax profits as a performance measure for determining bonuses.
The Compensation Committee has responsibility for overseeing all forms of compensation for our executive officers, including our named executive officers.
Named Executive Officers
The named executive officers listed in the Summary Compensation Table below (collectively, the Company’s “named executive officers”) and their respective titles are as follows:
•	Wade F. B. Thompson, Chief Executive Officer, Chairman and President (principal executive officer)

•	Peter B. Orthwein, Vice Chairman and Treasurer

•	Richard E. Riegel, III, Chief Operating Officer (effective October 2007)

•	Walter L. Bennett, Executive Vice President, Chief Financial Officer and Secretary (principal financial officer)

•	H. Coleman Davis, III, Chairman of Keystone and, from March 2007 to October 2007, Chief Operating Officer

•	Ted J. Bartus, former Vice President, Purchasing
Elements of Executive Officer Compensation
There are three basic elements of our executive compensation program, which are base salary, bonuses and other compensation and benefits.
Base Salary
Our named executive officers receive low base salaries relative to their bonuses, reflecting our philosophy that short-term compensation should be based primarily on performance. Base salaries of named executive officers are typically not adjusted except in connection with promotions. Notwithstanding the foregoing, for fiscal 2008, Mr. Bennett received a one-time base salary increase, from $100,000 to $500,000, with the expectation that his annual bonus will be reduced by a similar amount. This one-time adjustment reflects the determination by the Chief Executive Officer and the Compensation Committee that a smaller portion of the total compensation of the Company’s finance executives should be tied to profitability going forward.
Bonuses
The majority of compensation paid to our named executive officers is in the form of cash bonuses. For all named executive officers other than Mr. Davis, bonus determinations take into account the profitability of the Company but are discretionary; no formulas are used. Mr. Davis’ bonus amount is based on a formula relating to the profitability of Keystone.
Further details regarding the determination of bonuses for each of the named executive officers are as follows:
Messrs. Thompson, Orthwein, Riegel and Bennett
Toward the end of each fiscal year when profitability for the fiscal year can be reasonably estimated, the Chief Executive Officer recommends to the Compensation Committee bonus amounts to be paid to himself and Messrs. Orthwein, Bennett and Riegel in recognition of their contributions to the Company for the current fiscal year with due regard to the profitability of the Company as a whole. In approving the bonus amounts for Messrs. Thompson, Orthwein, Bennett and Riegel, the Compensation Committee considers the Company’s performance during the year and the reasonableness of the recommended bonus amounts in relation to compensation paid to similarly situated executives in peer and comparably sized companies. In drawing comparisons against peer and other companies, members of the Compensation Committee individually and informally consult various publicly available sources, including publicly available information from Mercer and the SEC’s EDGAR database. In particular, the bonus amounts historically requested for and paid to Messrs. Thompson and Orthwein have been well below market based on the Compensation Committee’s informal review of compensation paid to the top executives at peer and comparatively sized companies.
Messrs. Thompson and Orthwein historically have been paid their bonuses in one lump sum, whereas Messrs. Bennett and Riegel have received advances on their bonuses that are approved and paid on a quarterly basis. These advances recognize that bonuses paid to Messrs. Bennett and Riegel represent a majority of their total annual compensation which Messrs. Bennett and Riegel prefer to receive in quarterly installments. The amounts of quarterly advancements are based on prior year bonus amounts, projected profits for the current year and subjective factors. Quarterly advancements are netted against the annual bonus amounts awarded to Mr. Bennett and Mr. Riegel as described above.
For fiscal 2007, Messrs. Thompson and Orthwein have declined annual bonuses due to the decline in the Company’s profits in fiscal 2007 resulting from market conditions and the cost of the Company’s internal investigation into its Dutchmen Manufacturing, Inc. operating subsidiary and the restatement of financial statements resulting therefrom.

Mr. Davis
Mr. Davis’ bonus is based on a percentage of the pre-tax profits of Keystone, of which Mr. Davis is the Chairman, above a threshold amount. Although we anticipate that Keystone may have pre-tax profits each fiscal year, it is impossible to predict whether Keystone will have sufficient pre-tax profits to warrant the payment of a performance bonus to Mr. Davis and, as such, the amount, if any, of such bonus is impossible to predict.
Mr. Davis was considered a named executive officer for fiscal 2007 because he served as Chief Operating Officer of the Company between March 2007 and October 2007. In addition to this role, Mr. Davis continues to serve as Chairman of Keystone RV Company, one of the Company’s operating subsidiaries. The Compensation Committee made no change to Mr. Davis’ compensation arrangements during the time he served as Chief Operating Officer.
Until the fourth quarter of fiscal 2007, Mr. Davis received his bonus payments pursuant to the MIP. For the fourth quarter of fiscal 2007, Mr. Davis received his bonus payment pursuant to the Company’s Annual Incentive Plan (“AIP”).
Mr. Bartus
Mr. Bartus resigned from the Company on May 18, 2007. Pursuant to a Resignation and Release between Mr. Bartus and the Company, the Company agreed to pay Mr. Bartus a discretionary bonus covering the period from August 2006 through April 2007. Historically, Mr. Bartus’ bonus was determined and paid in the same manner as the bonuses for Mr. Bennett and Riegel, as described above.
Other Benefits
A limited number of additional benefits are also provided to executive officers as part of the total compensation package because we believe that it is customary to provide such benefits or otherwise in our best interest to do so. In providing such benefits, both the Chief Executive Officer and the Compensation Committee have determined that these elements are appropriate for the attraction, motivation and retention of executive talent.
In this regard, the Company has established the Thor Industries, Inc. Non-Qualified Deferred Compensation Plan for executives who may be impacted by the compensation limits that restrict participation in the Company’s qualified 401(k) plan. This plan allows executives to defer a portion of their compensation and to direct the Company to invest the funds in mutual fund investments held by the Company. Participant benefits are limited to the value of the investments held on their behalf. The Company does not make contributions to the plan.
The Company also grants long-term cash awards to certain named executive officers under the Company’s Select Executive Incentive Plan. The purpose of the plan is to provide eligible executives with supplemental deferred compensation in addition to the current compensation earned under the MIP. Awards are determined at the sole discretion of the Compensation Committee upon the recommendation of the Chief Executive Officer. The amount(s) credited to the account of an eligible executive vest six years after the effective date of such eligible executive’s participation. Historically, amounts awarded to named executive officers under this plan have represented a small percent of the total annual compensation of such officers.
Long-term Incentive Compensation
As noted above, although we have not awarded long-term incentive compensation to our executive officers in the last three years, we would consider providing long-term incentive compensation, including equity awards, to the extent it would help us to attract, motivate and retain such persons more so than cash compensation.
Moreover, several of our executive officers, including Messrs. Thompson, Orthwein and Davis, already own significant amounts of our common stock, and, as a result, the Compensation Committee believes that the financial interests of these executives are already fully aligned with those of stockholders. The Compensation Committee believes there would be little incremental value in providing these officers with additional equity.

Severance and Change-in-Control Benefits
The Company has not entered into any employment agreements with any named executive officer or any other agreement with provisions regarding severance or change-in-control benefits nor does the Company maintain a severance plan or policy for its employees. The absence of these benefits reflects our emphasis on cash compensation for current performance as opposed to other forms of compensation. Notwithstanding the foregoing, the Company entered into a Resignation and Release with Mr. Bartus in connection with Mr. Bartus’ resignation from the Company in May 2007. Under this agreement, the Company agreed to pay Mr. Bartus $100,000 in severance, payable in installments from May 18, 2007 to November 16, 2007.
Certain of the Company’s benefit plans include severance and change-in-control protections for plan participants. For example, the Company’s 1999 Stock Option Plan specifies that upon the occurrence of a change-in-control, all options will automatically become vested and exercisable in full and all restrictions or conditions, if any, on any options will automatically lapse. Under the Company’s Restricted Stock Plan, restricted shares automatically vest upon (x) the termination by the Company of the holder of restricted shares other than for cause and (y) the holder’s death, disability or retirement. These types of provisions are designed to ensure that plan participants receive the benefits of prior plan awards in the event that a change-in-control occurs or they are terminated other than for cause since these events are largely or entirely out of their control.
The aggregate value of change-in-control and termination benefits for each named executive officer is summarized below under the subheading, “Potential Payments Upon Termination or Change-in-Control”.
Tax Deductibility
Section 162(m) of the Code denies a federal income tax deduction for certain compensation in excess of $1 million per year paid to the chief executive officer and the three other most highly-paid executive officers (other than the Company’s chief executive officer and chief financial officer) of a publicly-traded corporation. Certain types of compensation, including compensation based on performance criteria that are approved in advance by shareholders, are excluded from the deduction limit. The Compensation Committee’s policy is to qualify compensation paid to our executive officers for deductibility for federal income tax purposes to the extent it believes it is practical and in the best interests of the Company and its stockholders. However, to retain highly skilled executives and remain competitive with other employers, the Compensation Committee has the right to authorize compensation that would not otherwise be deductible under Section 162(m) or otherwise.
Compensation Committee Report on Executive Compensation
We, the Compensation Committee of the Board of Directors of Thor Industries, Inc., have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in Thor Industries, Inc.’s Annual Report on Form 10-K for the fiscal year ended July 31, 2007.

The Compensation Committee William C. Tomson Geoffrey A. Thompson

Summary Compensation Table
The following Summary Compensation Table summarizes the total compensation awarded to our Chief Executive Officer, our Chief Financial Officer and our three other most highly-compensated executive officers (collectively, our ”named executive officers”) in fiscal 2007.

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
				Share	Option	Incentive Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)	($)	($)
Wade F. B. Thompson, Chief Executive Officer, Chairman and President (principal executive officer)	2007	270,000	-0-	-0-	-0-	-0-	-0-	-0-	270,000

Peter B. Orthwein, Vice Chairman and Treasurer	2007	100,000	-0-	-0-	-0-	-0-	-0-	-0-	100,000

Richard E. Riegel, III, Chief Operating Officer (5)	2007	100,500	900,000	15,668	9,824	-0-	-0-	26,859 (6)	1,052,851

Walter L. Bennett, Executive Vice President, Chief Financial Officer and Secretary (principal financial officer)	2007	100,000	900,000	35,224	14,034	-0-	-0-	70,174 (7)	1,119,432

H. Coleman Davis, III, Chairman of Keystone and former Chief Operating Officer (5)	2007	100,000	-0-	-0-	-0-	3,249,030	-0-	-0-	3,349,030

Ted J. Bartus, former Vice President, Purchasing (8)	2007	64,613	65,000	-0-	2,807	-0-	-0-	40,323	172,743

(1)	Reflects the payment of discretionary bonuses as more fully described in “Compensation Discussion and Analysis” above.

(2)	All awards were granted under our Restricted Stock Plan. We account for the plan under SFAS No. 123R “Share Based Payments.” The value reported in the “Share Awards” column is the amount we expensed during fiscal 2007 for each named executive officer’s share award. All share awards are expensed on a pro rata basis over the six year vesting period for the awards. The amounts included in this column include expenses related to share awards issued in 2000 through 2003.

(3)	All stock options were granted under our 1999 Stock Option Plan. We account for the plan under SFAS No. 123R “Share Based Payments.” The value reported in the “Option Awards” column is the amount we expensed during fiscal 2007 for each named executive officer’s stock options. All option awards are expensed ratably over their three year vesting period. The amounts included in this column include expenses related to option awards granted in fiscal 2003.

(4)	Reflects the payment of periodic bonuses based on the achievement of pre-established performance goals communicated to Mr. Davis in advance and relating to the pre-tax profits of Keystone as more fully described in “Compensation Discussion and Analysis”.

(5)	Mr. Riegel was promoted from Group President to Chief Operating Officer in October 2007. Mr. Davis served as Chief Operating Officer from March 2007 to October 2007.

(6)	Consists of $16,353 credited to Mr. Riegel under the Company’s SEIP and $10,506 of dividends paid to Mr. Riegel in respect of restricted stock awards held by Mr. Riegel.

(7)	Consists of $43,689 credited to Mr. Bennett under the Company’s SEIP and $26,485 of dividends paid to Mr. Bennett in respect of restricted stock awards held by Mr. Bennett.

(8)	Mr. Bartus resigned from the Company effective as of May 18, 2007. Mr. Bartus’ annual salary for fiscal 2007 was $80,000. The amount in the All Other Compensation column consists of (i) $38,460 in cash severance paid to Mr. Bartus during fiscal 2007 following his termination of employment and (ii) $1,863 of medical termination benefits, each pursuant to the terms of a Resignation and Release agreement between Mr. Bartus and the Company. The aggregate cash severance payable to Mr. Bartus under the Resignation and Release is $100,000. The benefits provided to Mr. Bartus under the Resignation and Release agreement are subject to forfeiture and recapture by the Company in the event Mr. Bartus violates the non-solicitation and release covenants set forth in the agreement.
Grants of Plan Based Awards
There were no option awards or share awards granted to any of our named executive officers during fiscal year 2007. As shown under the column “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table and as more fully described under “Compensation Discussion and Analysis”, Mr. Davis received non-equity incentive plan awards under the MIP and AIP for fiscal 2007. Because the awards are based on a percentage of pre-tax profits of Keystone, it is impossible to calculate thresholds, targets or maximum amounts for such awards.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information concerning option awards and share awards held by our named executive officers as of July 31, 2007. All share amounts and exercise prices have been adjusted to reflect the Company’s 2 for 1 stock split effective January 26, 2004.

						Share Awards
								Equity
	Option Awards							Incentive	Equity
			Equity					Plan	Incentive Plan
			Incentive					Awards:	Awards:
			Plan					Number of	Market or
			Awards:				Market	Unearned	Payout Value
	Number of	Number of	Number of				Value of	Shares,	of Unearned
	Shares	Shares	Shares			Number of	Shares or	Units or	Shares, Units
	Underlying	Underlying	Underlying			Shares or	Units	other	or Other
	Unexercised	Unexercised	Unexercised	Option		Units That	That	Rights	Rights That
	Options	Options	Unearned	Exercise	Option	Have not	Have Not	That Have	Have Not
	Exercisable	Unexercisable	Options	Price	Expiration	Vested	Vested	Not Vested	Vested
Name	(#)	(#)	(#)	($)	Date	(#)(1)	($)(10)	(#)	($)
Wade F. B. Thompson	-0-	-0-	-0-	-0-	N/A	-0-	-0-	-0-	-0-
Peter B. Orthwein	-0-	-0-	-0-	-0-	N/A	-0-	-0-	-0-	-0-
Richard E. Riegel, III	14,000	-0-	-0-	$12.86	7/23/2012	800 (2)	32,816	-0-	-0-
	14,000	-0-	-0-	$26.91	12/8/2013	1,200 (3)	49,224	-0-	-0-
						1,400 (4)	57,428	-0-	-0-
						1,200 (5)	49,224	-0-	-0-
Walter L. Bennett	20,000	-0-	-0-	$26.91	12/8/2013	1,500 (6)	61,530	-0-	-0-
						2,000 (7)	82,040	-0-	-0-
						5,000 (8)	205,100	-0-	-0-
						2,000 (9)	82,040	-0-	-0-
H. Coleman Davis, III	-0-	-0-	-0-	-0-	N/A	-0-	-0-	-0-	-0-
Ted J. Bartus	4,000	-0-	-0-	$26.91	12/8/2013	-0-	-0-	-0-	-0-

(1)	Mr. Bennett and Mr. Riegel, as holders of restricted stock shares, are entitled to receive dividends and other distributions paid with respect to such shares while they are so restricted.

(2)	Mr. Riegel received a restricted stock award of 1,600 shares on 8/14/2001. The remaining 800 of those shares vest on 8/14/2007.

(3)	Mr. Riegel received a restricted stock award of 1,200 shares on 10/30/2002. 600 of those shares vest on 10/30/2007 and 600 shares vest on 10/30/2008.

(4)	Mr. Riegel received a restricted stock award of 2,800 shares on 11/20/2001. The remaining 1,400 of those shares vest on 11/20/07.

(5)	Mr. Riegel received a restricted stock award of 1,200 shares on 12/08/2003. 600 of those shares vest on 12/08/2008 and 600 shares vest on 12/08/2009.

(6)	Mr. Bennett received a restricted stock award of 3,000 shares on 8/14/2001. The remaining 1,500 of those shares vest on 8/14/2007.

(7)	Mr. Bennett received a restricted stock award of 2,000 shares on 10/30/2002. 1,000 of those shares vest on 10/30/2007 and 1,000 shares vest on 10/30/2008.

(8)	Mr. Bennett received a restricted stock award of 10,000 shares on 11/20/2001. The remaining 5,000 of those shares vest on 11/20/2007.

(9)	Mr. Bennett received a restricted stock award of 2,000 shares on 12/08/2003. 1,000 of those shares vest on 12/08/2008 and 1,000 shares vest on 12/08/2009.

(10)	Assumes stock price of $41.02, the closing price on July 31, 2007.
Option Exercises and Shares Vested
The following table summarizes information regarding the exercise of option awards and/or the vesting of share awards for each named executive officer in fiscal 2007.

	Option Awards		Share Awards
	Number of Shares		Number of
	Acquired on	Value Realized on	Shares Acquired	Value Realized on
	Exercise	Exercise	on Vesting	Vesting
Name	(#)	($)(1)	(#)	($)(2)
Wade F. B. Thompson	-0-	-0-	-0-	-0-
Peter B. Orthwein	-0-	-0-	-0-	-0-
Richard E. Riegel, III	-0-	-0-	2,800	122,048
Walter L. Bennett	15,000	404,550	8,000	350,070
H. Coleman Davis, III	-0-	-0-	-0-	-0-
Ted J. Bartus	-0-	-0-	-0-	-0-

(1)	Represents the amount realized based on the difference between the market price of the Company’s common stock on the date of exercise and the exercise price.

(2)	Represents the amount realized based on the market price of the Company’s common stock on the vesting date.
Non-Qualified Deferred Compensation
The following table shows the contributions, earnings and account balances for the named executive officers participating in the two non-qualified deferred compensation plans sponsored by the Company: the SEIP and the Non-Qualified Deferred Compensation Plan.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at
	in fiscal 2007	in fiscal 2007	fiscal 2007	Distributions	7/31/07
Name	($)	($)	($)	($)	($)
Wade F. B. Thompson	-0-	-0-	-0-	-0-	-0-
Peter B. Orthwein	-0-	-0-	-0-	-0-	-0-
Richard E. Riegel, III	18,956 (1)	12,500 (2)	15,007 (3)	-0-	196,223 (4)
Walter L. Bennett	25,000 (5)	15,000 (6)	50,225 (7)	-0-	399,645 (8)
H. Coleman Davis, III	-0-	-0-	-0-	-0-	-0-
Ted J. Bartus	-0-	-0-	-0-	-0-	-0-

(1)	Consists of amounts contributed by Mr. Riegel to the Non-Qualified Deferred Compensation Plan. This amount consists of deferred bonus amounts which are also reported in the Bonus column of the Summary Compensation Table.

(2)	Consists of amounts contributed by the Company on behalf of Mr. Riegel to the SEIP.

(3)	Consists of $3,858 earned under the SEIP and $11,149 earned under the Non-Qualified Deferred Compensation Plan.

(4)	Consists of an aggregate balance of $29,832 under the SEIP (all of which is unvested) and an aggregate balance of $166,391 under the Non-Qualified Deferred Compensation Plan (all of which is vested).

(5)	Consists of amounts contributed by Mr. Bennett to the Non-Qualified Deferred Compensation Plan. This amount consists of deferred bonus amounts which are also reported in the Bonus column of the Summary Compensation Table.

(6)	Consists of amounts contributed by the Company to the SEIP on behalf of Mr. Bennett.

(7)	Consists of $28,689 earned under the SEIP and $21,536 earned under the Non-Qualified Deferred Compensation Plan.

(8)	Consists of an aggregate balance of $210,794 under the SEIP (all of which is vested) and an aggregate balance of $188,851 under the Non-Qualified Deferred Compensation Plan (all of which is vested).
The SEIP and the Non-Qualified Deferred Compensation Plan are described below.
Executive Employment Agreements
The Company has not entered into employment agreements with any of the named executive officers.
Potential Payments Upon Termination or Change-in-Control
The narrative and tables that follow describe potential payments and benefits to our named executive officers or their beneficiaries under existing plans or arrangements, whether written or unwritten, for various scenarios including change-in-control and termination of employment. The amounts shown assume a termination effective as of July 31, 2007, as well as a closing price of the Company’s common stock on July 31, 2007 of $41.02 per share, and thus include amounts earned through such time and are estimates of amounts that would be paid out to the named executive officers upon a change-in-control or their separation or termination. Unless otherwise noted, all cash benefits are stated as the total present value of the obligation. However, these amounts are estimates only, as the actual obligation can only be determined at the time of a change-in-control or the named executive officer’s separation from the Company.
The Company has not entered into any agreements with any named executive officer with provisions regarding severance or change-in-control benefits nor does the Company maintain a severance plan or policy for its employees. Notwithstanding the foregoing, the Company entered into a Resignation and Release with Mr. Bartus in connection with Mr. Bartus’ resignation from the Company in May 2007. Under this agreement, the Company agreed to pay Mr. Bartus $100,000 in severance, payable in installments from May 18, 2007 to November 16, 2007.
The following presentation has been keyed to four general events upon which a named executive officer or his beneficiary would be entitled to a benefit: death, disability, termination by the Company other than for cause and change-in-control.
In addition to the amounts reported in the tables below, the SEIP and the Non-Qualified Deferred Compensation Plan provide for payments of the vested deferred amounts upon termination of employment or, in the case of the Non-Qualified Deferred Compensation Plan, following a change in control.
Under the SEIP, if a named executive officer’s employment terminated on July 31, 2007, he would receive his entire vested account balance (reported in the “Aggregate Balance at 7/31/07” column of the Non-Qualified Deferred Compensation Plan table) commencing after the end of the eighteenth complete calendar month following termination of employment (assuming he did not violate the plan’s non-compete, non-solicitation or non-disclosure provisions).

Under the Non-Qualified Deferred Compensation Plan, if a named executive officer’s employment terminated on July 31, 2007, or if the named executive officer died or became disabled, he would receive his entire vested account balance (reported in the “Aggregate Balance at 7/31/07” column of the Non-Qualified Deferred Compensation Plan table). A change in control would also trigger payment to the named executive officer within one year thereafter.
Benefits and Payments Upon Death
The table below reflects the benefits payable in the event of death of our named executive officers on July 31, 2007:

	Value of Stock	Select Executive
	Acceleration	Incentive Plan	TOTAL
Name	($)(1)	($)(2)	($)
Wade F. B. Thompson	-0-	-0-	-0-
Peter B. Orthwein	-0-	-0-	-0-
Richard E. Riegel, III	188,692	29,832	218,524
Walter L. Bennett	430,710	-0-	430,710
H. Coleman Davis, III	-0-	-0-	-0-
Ted J. Bartus	-0-	-0-	-0-

(1)	The Restricted Stock Plan provides that restrictions on restricted stock grants lapse upon the death of a grant recipient. Amounts represent the value of accelerated vesting of such restricted stock plan grants.

(2)	Represents the unvested balances which would vest upon the death of a plan participant under the SEIP.
Benefits and Payments Upon Termination Due to Disability, Termination by the Company Other Than for Cause or Change-in-Control
The table below reflects the benefits payable to our named executive officers had any of the following events occurred as of July 31, 2007: (i) termination due to disability, (ii) termination by the Company other than for cause or (iii) change-in-control.

Value of Stock Acceleration
Name	($) (1)
Wade F. B. Thompson	-0-
Peter B. Orthwein	-0-
Richard E. Riegel, III	188,692
Walter L. Bennett	430,710
H. Coleman Davis, III	-0-
Ted J. Bartus	-0-

(1)	Under the terms of our Restricted Stock Plan, the restrictions on restricted stock held by our named executive officers lapse upon the permanent and total disability of our named executive officers and the termination of employment by the Company other than for cause. In addition, this table assumes that the Compensation Committee, as administrator under the Restricted Stock Plan, would exercise discretionary authority to accelerate the vesting of restricted stock upon a change-in-control.

Securities Authorized for Issuance Under Equity Compensation Plans
The following table provides information as of July 31, 2007 about the Company’s Common Stock that may be issued upon the exercise of options, warrants and rights granted to employees or members of the Board of Directors under all the Company’s existing equity compensation plans, including the 2006 Equity Incentive Plan.

	Number of		Number of securities
	securities to be		remaining available for
	issued upon	Weighted-average	future issuance under
	exercise of	exercise price of	equity compensation
	outstanding	outstanding	plans (excluding
	options, warrants	options, warrants	securities reflected in
	and rights	and rights	column (a))
Plan category	(a)	(b)	(c)
Equity compensation plans approved by security holders	409,420 (1)	$21.92	1,100,000 (2)

Equity compensation plans not approved by security holders	—	N/A	—

Total	409,420	$21.92	1,100,000

(1)	Represents shares underlying stock options granted pursuant to the Thor Industries, Inc. 1999 Stock Option Plan. This plan was frozen in 2006 upon the adoption of the Thor Industries, Inc. 2006 Equity Incentive Plan. As a result, no further grants may be made under the 1999 Stock Option Plan.

(2)	Represents shares authorized for issuance pursuant to the 2006 Equity Incentive Plan.
Summaries of Equity Compensation Plans
Thor Industries, Inc. 2006 Equity Incentive Plan
On December 5, 2006, we adopted the Thor Industries, Inc. 2006 Equity Incentive Plan (the “Equity Incentive Plan” or the “Plan”) which is designed to enable the Company and its affiliates to obtain and retain the services of the types of employees, consultants and directors who will contribute to the Company’s long range success and to provide incentives that are linked directly to increases in share value which will inure to the benefit of all stockholders of the Company.
The Equity Incentive Plan is designed, among other things, to replace the Company’s 1999 Stock Option Plan (the “1999 Plan”) and the Company’s 1997 Restricted Stock Plan (the “1997 Plan”). When the Board approved the Equity Incentive Plan, it also approved the termination of the 1999 Plan and the 1997 Plan, each effective upon the approval of the Equity Incentive Plan by the stockholders of the Company. As a result, there will be no further grants of options, restricted stock or other equity-based awards pursuant to either the 1999 Plan or the 1997 Plan.
The maximum number of shares available for the grant of awards under the Equity Incentive Plan is 1,100,000 subject to adjustment in accordance with the terms of the Equity Incentive Plan, which is approximately the same number of shares that were available for issuance under the 1999 Plan and the 1997 Plan when those plans were terminated.
The Equity Incentive Plan will be administered by the Board or a committee designated by the Board (the “Committee”). The Board or the Committee (the “Administrator”) will have the power and authority to select Participants (as defined below) in the Plan and grant Awards (as defined below) to such Participants pursuant to the terms of the Plan.
Awards may be granted to employees, directors and, in some cases, consultants and those individuals whom the Administrator determines are reasonably expected to become employees, directors or consultants following the date of the grant of the Award (“Participants”), provided that incentive stock options may be granted only to employees. Awards may be in the form of options (incentive stock options and nonstatutory stock options), restricted stock, restricted stock units, performance compensation awards and stock appreciation rights (collectively, “Awards”).
Options
Options may be granted as incentive stock options (stock options intended to meet the requirements of Section 422 of the Code) or nonstatutory stock options (stock options not intended to meet such requirements) and will be granted in such form and will contain such terms and conditions as the Administrator deems appropriate. The term of each option will be fixed by the Administrator but no incentive stock option may be exercisable after the expiration of ten years from the grant date; provided, that, in the case of incentive stock options granted to a 10% stockholder, the term of such option may not exceed five years from the grant date. The exercise price of each incentive stock option may not be less than 100% of the fair market value of the common stock subject to the option on the date of grant; provided, that, in the case of incentive stock options granted to a 10% stockholder, the exercise price may not be less than 110% of the fair market value on the date of grant. The exercise price of each nonstatutory stock option may not be less than 100% of the fair market value of the common stock subject to the option on the date of grant unless such nonstatutory stock option satisfies the additional conditions applicable to nonqualified deferred compensation under Section 409A of the Code. The Administrator will determine the time or times at which, or other conditions upon which, an option will vest or become exercisable.
Restricted Stock and Restricted Stock Units
The Administrator may award actual shares of common stock (“Restricted Stock”) or hypothetical common stock units having a value equal to the fair market value of an identical number of shares of common stock (“Restricted Stock Units”), which award may, but need not, provide that such Restricted Stock or Restricted Stock Units may not be sold, assigned, transferred or otherwise disposed of, pledged or hypothecated as collateral for a loan or as security for the performance of an obligation or for any other purpose for such period as the Administrator shall determine. Subject to the restrictions set forth in the Award, Participants who are granted Restricted Stock generally will have the rights and privileges of a stockholder as to such restricted stock, including the right to receive dividends and vote such restricted stock.
Performance Compensation Awards
The Plan provides the Administrator with the authority to designate certain Awards as performance compensation awards in order to qualify such Awards as “performance-based compensation” under Section 162(m) of the Code. In addition, the Plan provides the Administrator with the authority to make an Award of a cash bonus to any Participant and designate such Award as a performance compensation award in order to qualify such Award as “performance-based compensation” under Section 162(m) of the Code.
The maximum performance compensation award payable to any one Participant under the Plan for a Performance Period is 1,100,000 shares of common stock or, in the event such performance compensation award is paid in cash, the equivalent cash value thereof, as determined by the Administrator. The maximum amount that can be paid in any calendar year to any Participant pursuant to a Performance Compensation Award in the form of a cash bonus is $10,000,000.
Stock Appreciation Rights
Stock appreciation rights may be granted either alone (“Free Standing Rights”) or, provided the requirements of the Plan are satisfied, in tandem with all or part of any option granted under the Plan (“Related Rights”). Upon exercise thereof, the holder of a stock appreciation right would be entitled to receive from the Company an amount equal to the product of (i) the excess of the fair market value of the Company’s common stock on the date of exercise over the exercise price per share specified in such stock appreciation right or its related option, multiplied by (ii) the number of shares for which such stock appreciation right is exercised. The exercise price of a Free Standing Right shall be determined by the Administrator, but shall not be less than 100% of the fair market value of the Company’s common stock on the date of grant of such Free Standing Right. A Related Right granted simultaneously with or subsequent to the grant of an option shall have the same exercise price as the related option, shall be transferable only upon the same terms and conditions as the related option, and shall be exercisable only to the same extent as the related option. A stock appreciation right may be settled, at the sole discretion of the Administrator, in cash, shares of the Company’s common stock or a combination thereof.
Change in Control
In the event of a change in control (as defined in the Plan) of the Company, unless otherwise provided in an Award agreement, all options and stock appreciation rights will become immediately exercisable with respect to 100 percent of the shares subject to such option or stock appreciation rights, and the restrictions will expire immediately with respect to 100 percent of such shares of Restricted Stock or Restricted Stock Units subject to such Award (including a waiver of any applicable Performance Goals). In addition, unless otherwise provided in an Award agreement, all incomplete Performance Periods in respect of a performance compensation award will end upon a change in control, and the Administrator will (a) determine the extent to which performance goals with respect to each such Performance Period have been met, and (b) cause to be paid to the applicable Participant partial or full performance compensation awards with respect to performance goals for each such Performance Period based upon the Administrator’s determination of the degree of attainment of performance goals. Further, in the event of a change in control, the Administrator may in its discretion and upon advance notice to the affected persons, cancel any outstanding Awards and pay to the holders thereof, in cash or stock, or any combination thereof, the value of such Awards based upon the price per share of the Company’s common stock received or to be received by other shareholders of the Company in the event.
Amendment and Termination
The Board at any time, and from time to time, may amend or terminate the Plan. However, except as provided otherwise in the Plan, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy any applicable law of securities exchange listing requirements. The Administrator at any time, and from time to time, may amend the terms of any one or more Awards; provided, however, that the Administrator may not effect any amendment which would otherwise constitute an impairment of the rights under any Award unless the Company requests the consent of the Participant and the Participant consents in writing.
1999 Stock Option Plan
The Thor Industries, Inc. 1999 Stock Option Plan (the “1999 Plan”) was adopted by the Company’s Board of Directors in July 1999 and by the Company’s shareholders in September 1999 and provided for the grant of incentive stock options and nonstatutory options (collectively, “options”) to employees and directors of the Company and its subsidiaries. The 1999 Plan was frozen effective as of December 5, 2006.
Upon the occurrence of a Change in Control (as defined in the 1999 Plan), all Options will automatically become vested and exercisable in full.
Under certain circumstances, in the event option holders engage in certain prohibitive behavior, options can be forfeited at the discretion of the Committee. In addition, any gains realized by option holders may have to be repaid under certain circumstances.
Restricted Stock Plan
The Company adopted the Thor Industries, Inc. Restricted Stock Plan (the “Restricted Stock Plan”) effective September 29, 1997. The Restricted Stock Plan was frozen as of December 5, 2006.

No shares granted under the Restricted Stock Plan may be transferred by the recipient thereof until such shares have vested. Any nonvested shares will automatically vest upon the earliest of (x) termination other than for cause and (y) the recipient’s death, disability or retirement. The Restricted Stock Plan contains non-competition and non-solicitation provisions which restrict recipients from competing with the Company. Non-compliance with such provisions will result in the forfeiture of non vested shares.
Summaries of Deferred Compensation Plans
Select Executive Incentive Plan
The Company adopted the Thor Industries, Inc. Select Executive Incentive Plan effective September 29, 1997. The SEIP is administered by the Compensation Committee. The purpose of the SEIP is to provide eligible executives with supplemental deferred compensation in addition to the current compensation earned under the Company’s Management Incentive Plan. The SEIP is intended to be an unfunded deferred compensation arrangement for the benefit of a select group of management or highly compensated employees of the Company and its designated subsidiaries and affiliates.
For each year of participation, eligible executives are credited with the amount(s), if any, determined by the Compensation Committee in its sole discretion. The amount(s) are credited to an account maintained for each eligible executive, which is also credited with earnings and losses as if the amounts were invested in specific investment funds selected by the Compensation Committee (or by the eligible executive if the Compensation Committee establishes a procedure permitting the eligible executive to credit his or her account with respect to the results of one or more of the index funds selected by the Compensation Committee). The amount(s) credited to the account of an eligible executive vest six years after the effective date of such eligible executive’s participation. The amounts vest immediately upon the eligible executive’s death or attainment of age 65. The SEIP contains non-competition and non-solicitation provisions which prohibit eligible executives from competing with the Company within the United States or Canada during the term of such eligible executive’s participation and for a period of eighteen months after termination of employment with the Company for any reason. Non-compliance with such provisions will result in a total forfeiture of vested benefits. Payment of benefits will commence eighteen months following the eligible executive’s termination of employment and payment is made in lump sum, in up to ten annual installments or in another actuarially equivalent form of payment, as elected by the executive at the commencement of participation in the plan.
Non-Qualified Deferred Compensation Plan
The Company adopted the Thor Industries, Inc. Non-Qualified Deferred Compensation Plan (the “Deferred Compensation Plan”) as of June 1, 2000. The Deferred Compensation Plan was amended and restated as of February 1, 2003. The general purpose of the Deferred Compensation Plan is to provide key selected employees of the Company, including the named executive officers, with the benefits of an unfunded, non-qualified deferred compensation program.
Amounts contributed to the Deferred Compensation Plan on behalf of a participant are credited to the participant’s individual account and credited with earnings and losses based on the performance of certain investment funds selected by the Company and elected by the participant. The Company may make the following types of contributions to the Deferred Compensation Plan on behalf of a participant: elective deferrals, matching contributions and discretionary incentive contributions.
“Elective Deferrals” are contributions made by the Company on behalf of eligible employees who voluntarily elect to contribute a portion of their compensation (at least 1% of compensation but not more than $25,000 per year) to the Deferred Compensation Plan each payroll period by completing an elective deferral agreement. “Matching Contributions” are contributions made by the Company to the accounts of those who have voluntarily elected to defer in amounts determined by the Company from year to year. “Discretionary Incentive Contributions” are contributions made by the Company at such times and in such amounts as it may elect from time to time. The Company did not make any Matching Contributions or Discretionary Incentive Contributions in fiscal 2007.

The portion of a participant’s account which is attributable to Matching Contributions and Discretionary Incentive Contributions vests upon the participant’s completion of three years of service. However, all amounts in a participant’s account become fully vested upon a Change of Control (as defined in the Deferred Compensation Plan).
Benefits become payable under the Deferred Compensation Plan upon the participant’s termination of employment; within one year following a Change of Control; upon the participant’s death or disability; or in connection with a severe financial hardship due to an unforeseen emergency.
Prior to the attainment of age 55, all benefits are paid in lump sum. Following the attainment of age 55, a participant may elect to have benefits paid in lump sum or in equal installments not to exceed five years.
Annual Incentive Plan
The Company adopted the Thor Industries, Inc. Annual Incentive Plan (the “Annual Incentive Plan”) effective October 2, 2003. The Annual Incentive Plan is administered by a committee (the “Committee”) comprised of at least two members of the Board of Directors of the Company who qualify as “outside directors” within the meaning of Section 162(m) of the Code. The purposes of the Plan are to provide an incentive to executive officers and other key employees of the Company and its subsidiaries to contribute to the growth, profitability and increased shareholder value of the Company, to retain such executives and key employees and endeavor to qualify the compensation paid under the Annual Incentive Plan for tax deductibility under Section 162(m) of the Code.
The Committee designates those executive officers of the Company and its subsidiaries, and such other key employees of the Company and it subsidiaries, who are eligible to receive awards (“Performance Awards”) under the Annual Incentive Plan (“Eligible Executives”). The Committee determines which Eligible Executives, if any, will become participants in the Annual Incentive Plan (the “Participants”). With respect to fiscal 2007, Mr. Davis was the only named executive to receive an award under the Annual Incentive Plan and it related only to the fourth quarter of 2007.
A Performance Award represents the conditional right of a Participant to receive a cash award following the completion of a Performance Period (as defined below) based upon performance in respect of one or more of the performance goals during the Performance Period. For purposes of the Annual Incentive Plan, “Performance Period” means the fiscal year, or such other shorter or longer period designated by the Committee, during which performance is measured in order to determine a Participant’s entitlement to receive payment of a Performance Award. A performance goal may be measured over a Performance Period on a periodic, annual, cumulative or average basis and may be established on a corporate-wide basis or established with respect to one or more operating units, divisions, subsidiaries, acquired businesses, minority investments, partnerships or joint ventures. The level or levels of performance specified with respect to a performance goal may be established in absolute terms, as objectives relative to performance in prior periods, as an objective compared to the performance of one or more comparable companies or an index covering multiple companies, or otherwise as the Committee may determine.
The Committee may establish performance objectives (“Performance Objective”) for each Performance Award, consisting of one or more business criteria permitted as performance goals, one or more levels of performance with respect to each such criteria, and the amount or amounts payable upon achievement of such levels of performance. Performance Objectives are established by the Committee prior to, or reasonably promptly following the inception of, a Performance Period but, to the extent required by Section 162(m) of the Code, by no later than the earlier of the date that is ninety (90) day after the commencement of the Performance Period or the day prior to the date on which twenty-five percent (25%) of the Performance Period has elapsed. The amount of compensation payable upon the attainment of a Performance Objective may not be increased at the discretion of the Committee. The Committee may, however, at its discretion, reduce or eliminate the amount of compensation payable upon the attainment of a Performance Objective.
Performance Awards are subject to such conditions, including risks of forfeiture, restrictions on transferability and other terms and conditions as specified by the Committee.

A Participant may not be granted Performance Awards for all of the Performance Periods commencing in a fiscal year that permit the Participant in the aggregate to earn a cash payment in any fiscal year in excess of $3,000,000.
Director Compensation
On June 12, 2007, the Board of Directors of the Company approved a revised compensation package for non-employee directors. Each non-employee director will receive an annual cash retainer of $170,000, payable quarterly, plus expenses. The lead director and the chair of the Audit Committee will each receive an additional annual cash retainer of $20,000, payable quarterly. Currently, the Company does not anticipate awarding additional equity compensation to non-employee directors.
Under the previous compensation package, non-employee directors received an annual cash retainer of $65,000, payable quarterly, plus expenses. In addition, non-employee directors who served on the Audit Committee, the Compensation Committee and/or the Nominating and Corporate Governance Committee received an additional annual cash retainer of $20,000, plus expenses, except for the chair of the Audit Committee, who received an annual retainer of $35,000, plus expenses.
The revised compensation package took effect as of the third quarter of fiscal 2007. As a result, non-employee directors were paid under the previous compensation package for the first and second quarters of the fiscal 2007 transition year and the revised compensation package for the third and fourth quarters of fiscal 2007. Non-employee directors also received a one-time payment of $20,000 in May 2007 for transition purposes.
The following table summarizes the compensation paid to our non-employee directors in fiscal 2007.

					Change in
					Pension Value
					and
	Fees				Nonqualified
	Earned			Non-Equity	Deferred
	or Paid	Share	Option	Incentive Plan	Compensation	All Other
	in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)(1)	($)	($)(2)(3)	($)	($)	($)	($)
Neil D. Chrisman	126,250	-0-	19,697	-0-	-0-	-0-	145,947
Alan Siegel	126,250	-0-	19,697	-0-	-0-	-0-	145,947
Jan H. Suwinski	142,500	-0-	19,697	-0-	-0-	-0-	162,197
Geoffrey A. Thompson	131,250	-0-	19,697	-0-	-0-	-0-	150,947
William C. Tomson	126,250	-0-	19,697	-0-	-0-	-0-	145,947

(1)	Fees consist of an annual cash retainer for board and committee service and an additional annual cash retainer paid to the lead director and the chair of the Audit Committee.

(2)	All option awards were granted under our 1999 Stock Option Plan. We account for the plan under SFAS No. 123R “Share Based Payments.” The value reported in the “Option Awards” column is the amount we expensed during fiscal 2007 for each director’s option award, all of which were made in prior years. There were no option awards granted to directors during fiscal 2007.

(3)	The aggregate number of outstanding stock options, exercisable and unexercisable, held by each of the non-employee directors on July 31, 2007 was as follows: Mr. Chrisman—29,000, Mr. Siegel—8,334, Mr. Suwinski—43,000, Mr. Thompson—15,000 and Mr. Tomson—45,000.
Certain Relationships and Transactions with Management
Messrs. Thompson and Orthwein own all the stock of Cash Flow Management, Inc. The Company pays Cash Flow Management a fee of $192,000 per annum, which is used to defray expenses, including the rent of offices used by Messrs. Thompson and Orthwein.

Alan Siegel, a director of the Company, is a former Partner of Akin Gump Strauss Hauer & Feld LLP, one of the law firms regularly employed by the Company. In addition, Mr. Siegel, in his capacity as director, received compensation for fiscal 2007 as described in “Director Compensation” above.
The son of H. Coleman Davis, III is an employee of Thor. Mr. Davis is Chairman of Keystone and a Director. In addition, Mr. Davis served as Chief Operating Officer from March 2007 to October 2007. For fiscal 2007, Mr. Davis’ son received aggregate compensation of $226,220.
The Audit Committee is required to review and approve all related party transactions that are required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC. All such related party transactions must also be approved by the disinterested members of the Board of Directors if required by Delaware General Corporation Law.
Report of the Audit Committee
Working under the guidance of a written charter approved by the Board of Directors, the Audit Committee, which is comprised of Messrs. Neil D. Chrisman, Jan H. Suwinski and Geoffrey A. Thompson, is primarily responsible for assisting the Board in overseeing the Company’s financial reporting process as well as the internal controls that management and the Board have established. The Board of Directors adopted a revised charter for the Audit Committee on October 11, 2005, a copy of which is available on the Company’s website.
Management is responsible for the financial reporting process, including the system of internal control, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent auditors are responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes, acting in an oversight capacity. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent auditors.
During the past fiscal year, the Audit Committee met in person or by telephone and met in separate executive sessions with the Company’s Chief Financial Officer, the Company’s senior internal auditing executive and the independent auditing partner for the Company. The Audit Committee also met privately on a quarterly basis.
In carrying out its duties, the Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the fiscal year ended July 31, 2007 with the Company’s management and Deloitte & Touche, LLP (“Deloitte”), the Company’s independent auditors. The Audit Committee has also discussed with Deloitte the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees”, as amended. In addition, the Audit Committee has received the written disclosures and the letter from Deloitte required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” and has discussed with Deloitte its independence from the Company and its management. Based on the foregoing reports and discussions and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Charter of the Audit Committee, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2007.
The Board of Directors has affirmatively determined that each of the members of the Audit Committee is “independent” as defined under the rules of the New York Stock Exchange.

The Audit Committee Neil D. Chrisman Jan H. Suwinski Geoffrey A. Thompson

The foregoing report of the Audit Committee shall not be deemed to be incorporated by reference in any previous or future documents filed by the Company with the Securities and Exchange Commission under the Securities Act or the Exchange Act, except to the extent that the Company incorporates the report by reference in any such document.
Independent Auditor Fees
The following table represents aggregate fees billed to the Company for fiscal 2007 and 2006 by Deloitte, the Company’s principal accounting firm.

	Fiscal 2007	Fiscal 2006
Audit Fees	$2,642,354	$2,047,891
Audit-Related Fees	35,437	41,515
Subtotal	2,677,791	2,089,406
Tax Fees	1,426,898	1,057,640
All Other Fees	4,250	15,811
Total Fees	$4,108,939	$3,162,857
Audit Fees. Represents fees for professional services provided for the audit of the Company’s annual financial statements and review of the Company’s quarterly financial statements, and audit services provided in connection with other statutory or regulatory filings. Included in 2007 audit fees is $519,123 for the restatement of the Company’s financial statements.
Audit-Related Fees. Represents fees for assurance services related to the audit of the Company’s financial statements. The amount shown consists of fees for benefit plan audits.
Tax Fees. Represents fees for professional services related to taxes including the preparation of domestic and international returns, tax examinations assistance and tax planning.
All Other Fees. Represents fees for products and services provided to the Company not otherwise included in the categories above. The amounts shown consist of fees for benefit plan tax consultation.
The Audit Committee has considered whether performance of services other than audit services is compatible with maintaining the independence of Deloitte.
In 2003, the Audit Committee adopted a formal policy concerning the approval of audit and non-audit services to be provided by the independent auditor to the Company. The policy requires that all services Deloitte, the Company’s independent auditor, may provide to the Company, including audit services and permitted audit-related and non-audit services, be pre-approved by the Audit Committee. The Audit Committee approved all audit and non-audit services provided by Deloitte during fiscal 2007.
Additional Corporate Governance Matters
Section 16(a) Beneficial Ownership Reporting Compliance
The federal securities laws require the filing of certain reports by officers, directors and beneficial owners of more than ten percent (10%) of the Company’s securities with the Securities and Exchange Commission and the New York Stock Exchange. Specific due dates have been established and the Company is required to disclose in this Proxy Statement any failure to file by these dates. Based solely on a review of copies of the filings furnished to the Company, or written representations that no such filings were required, the Company believes that all filing requirements were satisfied by each of the Company’s officers, directors and ten percent (10%) stockholders for fiscal 2007.
Stockholder Proposals
Proposals by stockholders that are intended to be presented at the 2008 annual meeting must be received by the Company on or before July 2, 2008 to be included in the proxy statement and form of proxy for the 2008 annual meeting.
Notice of a shareholder proposal submitted outside the processes of Rule 14a-8 of the Securities Exchange Act of 1934, as amended, which is not received on or before September 15, 2008 will be considered untimely. The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with applicable requirements.
Other Matters
Management knows of no other matters that will be presented for consideration at the meeting. However, if any other matters are properly brought before the meeting, it is the intention of the persons named in the proxy to vote the proxy in accordance with their best judgment.

By Order of the Board of Directors, WALTER L. BENNETT Executive Vice President, Chief Financial Officer and Secretary

October 30, 2007

Appendix A
Director Independence Standards
As adopted by the Board of Directors of Thor Industries, Inc.
A director will not be considered independent if, within the preceding three years:
•	The director is an employee, or whose immediate family member is an executive officer, of the Company.

•	The director receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•	The director is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company.

•	The director is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee.

•	The director is an executive officer or an employee, or whose immediate family member is an executive officer, of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.
For relationships not covered by the guidelines above, or for relationships that are covered, but as to which the Board believes a director may nonetheless be independent, the determination of independence shall be made by the directors who satisfy the NYSE independence rules and the guidelines set forth above. However, any determination of independence for a director who does not meet these standards must be specifically explained in the Company’s proxy statement for a meeting of shareholders at which directors are to be elected.

A-1